Exhibit 99.1

MWI VETERINARY SUPPLY REPORTS FISCAL 2007 FIRST QUARTER RESULTS

MERIDIAN, Idaho (February 1, 2007) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) announced financial results today for its first quarter ended December 31, 2006 of fiscal year 2007.

Quarter Highlights:

•                Revenues were $161.0 million for the quarter, approximately 17% higher than revenues for the same period in fiscal year 2006.

•                Net income for the quarter was $4.6 million, an increase of $0.2 million from the same period in the prior fiscal year, and includes the effect of rebate earnings of approximately $2.5 million (pre-tax) earned in fiscal year 2006 that historically would have been earned in our fiscal year 2007 first quarter ended December 31, 2006.

•                Net cash provided by operating activities reached $9.6 million, resulting in an $8.7 million reduction of our line of credit to $1.9 million.

•                We expanded the size of our Denver, Colorado and Glendale, Arizona distribution centers, and we prepared for the move of our Atlanta, Georgia distribution center to a larger distribution center to facilitate our planned future growth.

•                We entered into new, extended supply agreements with our largest customer, Banfield, The Pet Hospital.

Total revenues grew approximately 17% to $161.0 million for the three months ended December 31, 2006 compared to $137.8 million for the three months ended December 31, 2005.  Net income increased approximately 4% to $4.6 million for the three months ended December 31, 2006 compared to $4.4 million for the three months ended December 31, 2005.  The change in net income includes the effect of rebate earnings of approximately $2.5 million (pre-tax) earned in fiscal year 2006 that historically would have been earned in our fiscal year 2007 first quarter ended December 31, 2006. Earnings per diluted share for the three months ended December 31, 2006 and 2005 were $0.39 and $0.41, respectively, and include the impact of the shift in rebates discussed previously.

The increase in revenues of approximately 17% to $161.0 million for the three months ended December 31, 2006 compared to $137.8 million for the same period the prior fiscal year was attributable to an increase in product sales volumes of a wide variety of products to both new and existing customers.  Revenues attributable to new customers represented approximately 84% of the growth in total revenues during the three months ended December 31, 2006.  Included in the new customer growth were approximately $2.7 million of revenues attributable to new customers acquired as a result of the acquisition of Northland Veterinary Supply, Ltd. on May 8, 2006.  Also contributing to revenue growth was the increase in commissions on our agency sales of approximately 20% to $1.7 million for the three months ended December 31, 2006, from $1.4 million for the same period of the prior fiscal year.

Gross profit increased by approximately 13% to $25.7 million for the three months ended December 31, 2006, from $22.8 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 16.0% and 16.5% for the three months ended December 31, 2006 and 2005, respectively.  The decrease in gross profit as a percentage of revenue was attributable to vendor rebates which declined as a percentage of revenue.  This decline was a result of the modification of vendor rebate programs which shifted annual-weighted calendar year growth targets to either quarterly or trimester growth targets.  These changes resulted in a shift of rebates that historically would have been earned in our first quarter ended December 31, 2006 of fiscal year 2007 to be earned in fiscal year 2006.  Included in vendor rebates for the fiscal year 2006 were approximately $2.5 million ($1.5 million after tax) due to this shift in the timing of rebates.  Actual rebate dollars increased approximately $296,000 for the three months ended December 31, 2006 as compared to the same period of the prior fiscal year.

Operating income decreased approximately 4% to $7.5 million for the three months ended December 31, 2006 from $7.8 million for the same period in the prior fiscal year.  The decrease was the result of the decline in gross margins of 0.5% discussed above, combined with an increase in selling, general and administrative expenses (“SG&A”).  SG&A as a percentage of revenue was 11.0% for the three months ended December 31, 2006, up from 10.6% for the same period in fiscal year 2006. The increase was primarily due to increased compensation costs as a result of additional headcount of 134 team members, including 38 new field sales and telesales representatives.  Employee benefits and workers’ compensation costs increased as a result of the growth in headcount, as well as higher health insurance costs due to a growth in the volume and magnitude of individual claims.

Net income increased approximately 4% to $4.6 million for the quarter ended December 31, 2006 compared to $4.4 million for the same period the prior year.  Diluted earnings per share were $0.39 and $0.41 per share for the quarters ended December 31, 2006 and 2005, respectively.  The change in net income is due to the effects noted above for operating income, combined with a decrease in interest expense of approximately $286,000.  Interest expense declined 51.5% to approximately $269,000 from approximately $555,000 primarily as a result of the lower average loan balance on the revolving credit facility.  We used the proceeds from the sale of common stock in our common stock offering in the fourth quarter of our fiscal year 2006 to pay down the loan balance.

The change in dilutive shares reflects the issuance of 908,846 shares of common stock from our offering that occurred in the fourth quarter of our fiscal year ended September 30, 2006.

Jim Cleary, President and Chief Executive Officer, commented on the quarter’s results:  “I am pleased with our team’s performance and continued successful management of our growth, including our opening, relocation and expansion of distribution centers over the last several months.”

Business Outlook

The company reaffirms previous estimates that for the fiscal year ending September 30, 2007 revenues are forecasted to grow approximately 18% from $606.2 million in fiscal year 2006 to approximately $715 million and diluted earnings per share are forecasted to be approximately $1.35 per share.

Conference Call

The Company will be hosting a conference call on February 1, 2007 at 11:00 a.m. eastern standard time to discuss these results and the business outlook.  Participants can access the conference call by dialing (888) 515-2235 and international callers can access the conference by dialing (719) 457-2601.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 8, 2007 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 5948398 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

	Quarter Ended
Condensed Consolidated	December 31,
Statements of Income	2006	2005
Revenues	$161,045	$137,816
Cost of product sales	135,296	115,064
Gross profit	25,749	22,752
Selling, general and administrative expenses	17,694	14,553
Depreciation and amortization	569	442
Operating income	7,486	7,757
Interest expense	(269)	(555)
Other income	135	135
Income before taxes	7,352	7,337
Income tax expense	(2,748)	(2,898)
Net income	$4,604	$4,439

Earnings per common share—diluted	$0.39	$0.41
Weighted average common shares outstanding—diluted	11,860	10,864

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2006	2006
Assets
Cash	$37	$37
Receivables, net	89,773	99,518
Inventories	98,628	85,083
Prepaid expenses and other current assets	2,069	2,651
Deferred income taxes	638	502
Total current assets	191,145	187,791

Property and equipment, net	7,600	7,053
Goodwill	31,562	31,562
Intangibles, net	2,314	2,381
Other assets, net	1,906	1,772
Total Assets	$234,527	$230,559

Liabilities
Line-of-credit	$1,880	$10,559
Accounts payable	89,469	82,561
Accrued expenses	7,926	6,919
Current maturities of long-term debt	97	97
Total current liabilities	99,372	100,136

Deferred income taxes	460	505
Long-term debt	292	292
Commitments and contingencies

Stockholders’ Equity	134,403	129,626

Total Liabilities and Stockholders’ Equity	$234,527	$230,559